Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-208262) on Form S-8 of our report dated March 9, 2018 with respect to the consolidated balance sheets of The Joint Corp. and Subsidiary as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders' equity, and cash flows, for each year in the two-year period ended December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of The Joint Corp. and Subsidiary. We also consent to the reference to our firm under the heading "Experts" in such registration statements.

EKS&H LLLP

March 9, 2018

Denver, Colorado